Exhibit 16.2

DeCoria, Maichel & Teague A PROFESSIONAL SERVICES FIRM	1105 W. Francis Suite A Spokane, Washington 99205 jeff@dm-t.com Facsimile (509) 535-9391 Telephone (509) 535-3503

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read the statements made under Item 4 of the report on Form 8-K of Aberdeen Mining Company dated April 6, 2004, and have the following comments:

  With respect to Item 4(a), we agree with the statements.

  With respect to Item 4(b), we have no basis to agree or disagree with those statements.

Very truly yours,

DeCoria, Maichel & Teague P.S

Spokane, Washington

April 6, 2004